DUTTON ASSOCIATES
INDEPENDENT RESEARCH

RESEARCH REPORT

Gerald F. LaKamafeaux, CFA
glakarnafeaux@jmdutton.com

International Barrier Technology Inc.

January 13, 2006

Symbol (OTCBB)	IBTGF
Industry:	Industrial & Manufacturing
Recent Price:	$0.75
52-Week Price Range:	$0.50 - $0.95
Target Price (12 Months)	$1.34
Avg. Daily Vol. (3 mo.):	105,842

Fiscal Year Ending: June					
Year		EPS	P/E	REVS	PSR
2004	A	($0.02)	- - - x	$3.1	6.7 x
2005	A	($0.03)	- - - x	$4.5	4.7 x
2006	E	$0.01	75.0 x	$8.1	2.6 x
2007	E	$0.15	5.0 x	$19.1	1.1 x

Balance Sheet Data (mil)	09/30/05
Cash Equivalent:	$1.0
Working Capital:	$1.1
Long-Term Liabilities:	$0.6
Shareholders' Equity:	$4.5

Ownership and Valuation (mil)	
Shares Outstanding:	27.9
Inside Ownership:	32%
Institutional Ownership:	15%
Equity Market Value:	$20.9

Current Rating History	
Date Assigned:	9/6/05
Price at Rating:	$0.70
Original Price Target:	$1.44
Time Frame:	12 Months

Notes: * The financial data in the table above are expressed in U.S. funds. The financial data in the text of this update report are in Canadian dollars as reported in the Company's filings, except as noted.

Update Report

Rating: Speculative Buy

Basis for Rating

International Barrier Technology (Barrier) produces and markets Pyrotite, a proprietary chemical formulation that has fire-retardant properties. In our initial report dated September 6, 2005, we listed the following nine reasons for our **Speculative Buy** rating:

1. There will be a substantial increase in production capacity within the next several months.
2. Blazeguard, the Company's branded proprietary fire retardant multifamily roof-decking product, has the potential to replace the flawed fire retardant-treated (FRT) plywood as the industry's product of choice.
3. The Company has, and is expected to continue to, expand its distributor, building contractor and sales representative base.
4. The expanded capacity will enable the Company to introduce new products into existing and new markets of substantial size relative to Barrier's current and projected market share.
5. The newly awarded (August 29, 2005) International Code Council (ICC) evaluation report will permit Barrier to sell into the large Western states market.
6. Having acquired the Pyrotite technology, the Company is able to enter into lucrative license agreements.
7. Over the near- and longer-term, the Company is positioned to record substantial growth in sales and earnings.
8. The principles have demonstrated capital generation capability.
9. An experienced management team is in place.

Operating Results for the First Fiscal Quarter Ending September 30, 2005

Table 1, below, displays the salient components of operating results in the first fiscal quarter in Canadian funds.

Table 1. First Fiscal Quarter 9/30/05 vs. 9/30/04
Summary of Operating Results (CN $mil)

Line Item	Q1 05	Q1 04	% Change
Sales	1.615	1.401	15.4
Cost of Sales	1.193	1.042	14.5
Gross Profit	0.423	0.358	18.2
Operating Expenses			
General & Administrative	0.039	0.063	-38
Sales, Marketing & IR	0.137	0.084	63
Wages and management fees	0.111	0.078	42
Stock Based Compensation	0.012	0.658	-82
Other Items, Net	0.087	0.082	6
Total Operating Expenses	0.386	0.965	-60
Net Income	0.037	-0.607	106
Non-cash Charges			
Stock Based Compensation	0. 012	0.658	-82
Amortization	0.065	0.068	-5
Working Capital Changes, Net	0.166	0.059	181
Operating Cash Flow	0.278	0.059	371

Source: Company filing; JM Dutton Associates

Sales

The Company achieved record sales in the first fiscal quarter ending September 30, 2005. Sales of $1.62 million were 15.4% over the comparable 2004 period. The favorable sales trend continued through in the month of November, which was higher by 34%. Sales for the first five months ending November 30, 2005, were up by 41.5%. Sales to the multifamily roof deck market in October were lower year to year due to the fall-off in orders during and shortly after the hurricanes in the Gulf area. Plywood and other substrate commodity prices spiked during the period causing a postponement of purchases. Demand resumed following a retraction in prices in November. Surface volume was 1.65 million sq. ft. in the September quarter up 37% over the 1.21 million sq. ft. in the first fiscal quarter of 2004. The increase in sales was achieved without the benefit of the new production line now scheduled to come on stream within the next two months. The higher sales were accommodated by the addition of a second shift in November.

The Company is soon to experience an increase in production capacity from the current eight million sq. ft. to 50 million sq. ft. at the Company's facility in Watkins, Minn. Until the new capacity comes on stream, it is unlikely that quarterly production can exceed two million sq. ft. The new production line will enable the Company to introduce new products and address new markets such as the 50 million sq. ft. Structural Insulated Panel market. This market segment requires a smooth interior surface that is unavailable with the current production method.

The exclusive relationship with Mule-Hide Products Co., Inc. and its access to the commercial modular market is proving to be a major source of growth. Sales to Mule-Hide in the first fiscal quarter increased by 122% and represented 53% of total sales.

The Company has added a sales representative in the Eastern US. This addition gives the Company coverage in the territories of eastern Pennsylvania, New Jersey, Maryland and Delaware. It is likely that in the next six months Barrier will add sales reps in Southern California and Texas. These fast growing residential town house markets in the Western United States have only recently been available to Barrier. In August 2005, the Company received the ICC evaluation

report stating that Blazeguard products have passed all required independent lab tests and that a production quality control program is in place. This report was a requisite to the Company's entry into the Western states markets.

Gross Profit

Cost of goods increased from $1.0 million to $1.19 million compared to the prior-year period. The lower rate of increase relative to sales reflected the improved efficiencies as the Company increases its rate of capacity utilization. We estimate the current utilization rate to be at approximately 81%. Gross profit margins also benefited from the higher volume of Mule-Hide products in the sales mix. Mule-Hide panels require a reduced amount of coating resulting in lower raw material costs per square foot.

Operating Expenses

The Company's operating expenses of $386,000 were lower, primarily because of a substantial reduction of $646,000 in stock-based compensation (SBC). Before SBC, operating expenses in the 2005 period were $374,000 compared to $307,000 in the prior year's quarter. As shown in Table 1, above, the increase in operating expenses excluding SBC was due mainly to higher wages and increased sales and marketing expenses. The higher wages reflects the additions to the professional staff, primarily the sales manager hired in July 2005. These increases were partially offset by lower administrative costs.

Financial Considerations

From a financial perspective the September quarter was very satisfactory for several reasons. First, the Company was profitable. Net income was $35,761 compared to a loss of ($606,465). Cash flow from operations was $112,339 versus $118,427. Secondly, the Company obtained a bank line of credit in the amount of U.S. $500,000. There was a reduction in cash during the quarter in spite of the cash of close to $480,000 in the aggregate that was generated from operating cash flow and the exercise of options. The reduction in cash of $395,000 was due primarily to capital spending of $833,000 at the Watkins, Minn. production facility.

On September 30, 2005, cash and its equivalent and working capital were $1.17 million and $1.27 million, respectively. Long-term debt of $649,000 was mainly related to the capital lease that financed the Company's facility in Watkins, Minn.

Since September 30, 2005, the Company has raised approximately $841,000 through the exercise of warrants that resulted in the issuance of 1,127,000 shares of common stock in October and November. Following the issuance of 400,000 options, the fully diluted shares in mid December are 34,683,825 with 29,047,325 currently outstanding.

License Agreements

Since the Company acquired the world technology rights to Pyrotite in May 2004 there have been expressions of interest from potential licensees in China, Saudi Arabia, Mexico, Ireland, Great Britain and New Zealand. The Company's strategy has been to delay entering into agreements until the new production line is operational and all patents involving the process of Pyrotite production have been applied for. The goal of any agreements will to protect the technology, prohibit competition and provide for ongoing royalty payments.

We have not included royalty payments in our revenue projections. However, the long-term potential for global royalty income can be significant. The Company believes that a single licensee could provide $750,000 in pretax income although it may not be realized for three to four years.

Valuation

The first fiscal quarter was on track. In fact, it appears more likely than not that our estimates for the second and third quarters will be achieved. With the new capacity available in the third quarter, a 40% sales increase is a reasonable

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expectation. The fourth quarter 2006 sales estimate of $3.77 million U.S., or 3.5 times the comparable fiscal 2005 quarter, is less certain. The issue will shift from capacity availability to market penetration. With the additional sales representatives mentioned above and the contemplated additions in the Western states markets, we believe the sales projection is reasonable. We are not prepared to offer quarterly estimates for fiscal 2007. However, a preliminary estimate for the year of $19.1 million US still stands. That sales level compares to the 2006 estimate of $8.1 million US. Table 2 below is a projection for the balance of the fiscal year by quarter.

Table 2. Operating Results, 2005 vs. Estimated 2006 and 2007
Fiscal Year Ending June 30 (US $mil)

	Q1 '05a	Q2 '05a	Q3 '05a	Q4 '05a	Yr '05a	Q1 '06a	Q2 '06e	Q3 '06e	Q4 '06e	Yr '06e	Yr '07e
Product Sales	1.07	1.041	1.197	1.069	4.377	1.351	1.366	1.688	3.770	8.183	19.100
Cost of Goods Sold	0.828	0.843	0.939	0.852	3.462	1.117	1.172	1.413	2.835	6.537	13.093
Gross Profit	0.242	0.198	0.258	0.217	0.915	0.233	0.194	0.275	0.935	1.637	6.008
SG&A	0.204	0.243	0.246	0.322	1.015	0.360	0.301	0.305	0.287	1.250	1.437
Operating Income	0.038	-0.045	0.012	-0.105	-0.1	-0.126	-0.107	-0.030	0.649	0.387	4.571
Pre Tax Income	0.038	-0.045	0.012	-0.105	-0.1	-0.126	-0.107	-0.030	0.649	0.387	4.571
Income Tax	0	0	0	0	0	0.000	0.000	0.000	0.022	0.013	0.155
Net Income	0.038	-0.045	0.012	-0.105	-0.1	-0.126	-0.107	-0.030	0.627	0.374	4.416

*Exclude estimated net license income of $850,000 in 2007
Source: Company guidance; JM Dutton Associates

Our rationale for establishing a target price for IBTGF shares is essentially unchanged from our September 6, 2005, Initial Report. We made the case that Barrier, given its superior growth potential, would sell above the average earnings multiplier of 13.5 times of a group of similar companies. However, the multiplier would be below the high PER of 18.5 times. We concluded that 16 times for IBTGF was reasonable. There has not been a substantial change, as a group, in the valuations of the same list of similar companies. The average multiplier is 12.9, down 6% from the 13.5 three months ago. The high is 12% below the high of three months ago. Considering the modest price declines of the group and the quarter of operating progress of Barrier since the prior valuation, we believe the 16 times multiplier is reasonable. Annualizing the fourth quarter per-share income of $0.021 multiplied by 16 results in a 12-month target price of $1.34, down slightly from $1.44; (the decline reflects the addition of approximately 1.5 million shares outstanding since the September 6 report).

Conclusion

In the preceding Valuation paragraph, we made a quantitative case for a future value of $1.34 per share for Barrier which is approximately 90% above the current market. We conclude with a qualitative statement that is perhaps more convincing ---that Barrier's stock has a considerable appreciation potential.

International Barrier Technology is a company in transition. In recent years the focus has been on increasing production capacity. Within several months rated capacity will increase from $8 million to $40 million in annual sales. Consequently the new focus will be on sales and marketing of the proprietary product Pyrotite. Since the markets the Company serves are substantial relative to Barrier's new capacity, the Company will be in a sharply rising growth curve for the next several years. In the current fiscal year we are projecting sales of $8.1 million, up from $4.5 million. Our preliminary sales projection for fiscal 2007 is $19 million, over four times the fiscal 2005 level and only 50% of capacity. We believe our target price of $1.34 per share will prove to be conservative when Barrier's growth potential is more broadly recognized.


J.M. Dutton & Associates ratings for IBTGF (Intl Barrier)
Closing Price Jan 12, 2006: $0.75
09/06/05
SPB:$0.73
T: $1.44
3.2
2.8
2.4
2
1.6
1.2
0.8
0.4
0
Apr
Oct 2004
Apr
Jul
Oct
2005
Apr
Jul
Oct
2006
Legend:
© Investars.com
SPB=Speculative Buy, T=Price Target
Initiated/Resumed Positive

J.M. Dutton & Associates Current Ratings Distribution	
Rating	**% Total**
Sell	2
Strong Buy	20
Buy	15
Strong Speculative Buy	23
Speculative Buy	20
Neutral	17
Avoid	3

Analyst: Gerald F. LaKarnafeaux, CFA
During the past 40 years, Mr. LaKarnafeaux has held senior positions in international and regional investment banking firms as a securities analyst, portfolio manager and director of corporate finance. Mr. LaKarnafeaux is currently providing consulting services to early stage private and public companies in the areas of corporate valuation and capital formation. He has been an active member and officer of regional chapters of The Financial Analyst Society, The Corporate Finance Council and The American Society of Appraisers.

Analyst Certification:
I, Gerald F. LaKarnafeaux, CFA, hereby certify that the view expressed in this research report accurately reflect my personal views about the subject securities and issuers. I also certify that no part of my compensation was, is, or will be, directly or indirectly, related to the recommendations or views expressed in this research report.

International Barrier Technology Inc, 750 West Pender Street, Suite 604, Vancouver, V6C 2T7, Canada, 604-317-6984.

Dutton Associates. John M. Dutton, President, 4989 Golden Foothill Parkway, Suite 4, El Dorado Hills, CA 95762 Phone (916) 941-8119, Fax (916) 941-8093

Information, opinions or recommendations contained in Dutton Associates' research reports or research notes are submitted solely for advisory and information purposes. The information used and statements of fact made have been obtained from sources considered reliable but we neither guarantee nor represent the completeness or accuracy. Such information and the opinions expressed are subject to change without notice. A Dutton Associates research report or note is not intended as an offering or a solicitation of an offer to buy or sell the securities mentioned or discussed. Neither the Firm, its principals, nor the assigned analysts own or trade shares of any company covered. The Firm does not accept any equity compensation. Anyone may enroll a company for research coverage, which currently costs US $35,000 prepaid for 4 Research Reports, typically published quarterly, and requisite Research Notes. Dutton Associates received $35,000 from the Company for 4 Research Reports with coverage commencing on 09/06/2005. Reports are performed on behalf of the public, and are not a service to any company. The analysts are responsible only to the public, and are paid in advance to eliminate pecuniary interests and insure independence. Please read full disclosure and other reports and notes on the Company at **www.jmdutton.com.**

The views expressed in this research report or note accurately reflect the analyst's personal views about the subject securities or issuer. Neither the analyst's compensation nor the compensation received by Dutton Associates is in any way related to the specific recommendations or views contained in this research report or note.

Periodic Research Reports and Research Notes on this Company are available at our web site: **www.jmdutton.com.**